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                                                                     Exhibit 1.1

                          [RYAN, BECK & CO. LETTERHEAD]

                                  CONFIDENTIAL

January 27, 1999

Mr. Ronald E. Hermance, Jr.
President & Chief Operating Officer
Hudson City Savings Bank
West 80 Century Road
Paramus, New Jersey 07652

      Re: Mutual Holding Company Formation - Subscription Enhancement, Proxy Solicitation & Administrative Services

Dear Mr. Hermance:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck and Hudson City Savings Bank, (the "Institution") in connection with the proposed formation of a mutual holding company and sale of common stock by the Institution.

1.    BACKGROUND ON RYAN, BECK

Ryan, Beck, Inc., was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's corporate finance and research group represents one of the largest such groups devoted solely to financial institution matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2.    MUTUAL HOLDING COMPANY FORMATION AND STOCK OFFERING

It is our understanding that the Institution proposes to reorganize into a two-tier mutual holding company structure (the "Reorganization") by forming a mutual holding company and middle-tier holding company ("Holding Company") pursuant to applicable regulations, whereby the Holding Company will sell up to 49% of its common stock (the "Common Stock") in a subscription offering with any remaining shares sold in a community offering and/or underwritten public offering (collectively the "Offering"). In connection therewith, the Institution's Board of Directors will adopt a reorganization and stock issuance plan (the "Plan") whereby shares of Common Stock will be offered for sale in the Offering. In connection with the Reorganization and Offering, Ryan,
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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Beck proposes to act as financial advisor to the Institution with respect to the
Plan and selling agent/lead manager with respect to the subscription and community offerings. Specific terms of services shall be set forth in a definitive agency agreement (the "Definitive Agreement") between Ryan, Beck and the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities.

3.    SERVICES TO BE PROVIDED BY RYAN, BECK

a. Advisory Services - Thorough planning is essential to a successful offering. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:

      -     Review and advise with respect to the Plan;
      - Review and provide input with respect to the Business Plan to be prepared in connection with the Reorganization;
      - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;
      - Review and opine to the Board of Directors on the adequacy of the appraisal process;
      -     Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;
      -     Provide specifications and assistance in selecting data processing assistance, printer and other professionals;
      -     Develop an operating plan for the Stock Sale Center (the "Center");
      -     Provide a list of equipment and supplies needed for the Center;
      - Draft marketing materials including letters, brochures, slide show script and advertisements; and
      -     Assist in arranging market-makers for post-reorganization trading.

b. Administrative Services and Stock Sale Center Management - Ryan, Beck will manage all aspects of the Offering. A successful Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and NASD is essential. Ryan, Beck's experience in managing many thrift reorganizations and mutual holding company minority stock offerings will minimize the burden on your management and disruption to normal banking business.

c. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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      and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Center centralizes all data and work effort relating to the Offering.

      Ryan, Beck will supervise and administer the Center. We will train Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Center activities include the following:

      - Provide experienced on-site registered representatives to minimize disruption of day-to-day business.
      - Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;
      - Administer the Center. All substantive stock and proxy related matters will be handled by employees of Ryan, Beck.
      -     Organize and implement all proxy solicitation efforts;
      - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
      - Ryan, Beck will outsource all reorganization agent/data processing/transfer agent functions. Ryan, Beck recommends outsourcing such services to Chase/Mellon Shareholder Services. The cost of such services will be borne by the Institution and are subject to separate agreement;
      - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;
      - Educate the Institution's directors, officers and employees about the Reorganization and Offering, their roles and relevant securities laws;
      - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;
      - Train and supervise Center staff assisting with proxy and order processing;
      - Prepare daily sales reports for management and ensure funds received balance to such reports;
      - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
      -     Design and implement procedures for handling IRA and Keogh orders;
            and
      - Provide post-offering subscriber assistance and management of the pro-ration process.

d. Securities Marketing Services - Ryan, Beck uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution.
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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      Our specific actions include:

      - Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;
      - Assist management in developing a list of potential investors who are viewed as priority prospects;
      - Respond to inquiries concerning the Offering and investment opportunities;
      - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offering while providing local exposure of the Institution and promoting favorable stockholder relations;
      - Supervise and conduct a telemarketing campaign to identify prospects from among the Institution's customer base;
      - Continually advise management on market conditions and the community's responsiveness to the Offering; and
      - If appropriate and at the request of the Institution and the Holding Company, arrange a syndicated community Offering involving a selling group of selected broker-dealers acting on a "best efforts" basis to assist in selling stock during the Offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering. Alternatively, if so directed by the Institution and the Holding Company, Ryan, Beck will lead manage a "stand-by" firm commitment underwriting including other underwriters designated by the Holding Company;
      - Coordinate efforts to maximize after-market support and institutional sponsorship.

4.    COMPENSATION

a. For its services hereunder, the Holding Company and/or the Institution will pay to Ryan, Beck the following compensation in connection with the
      Reorganization:

      (1) An advisory and management fee of $150,000 in connection with the advisory, administrative and proxy solicitation services set forth in section 3.a. and 3.b. hereof (the "Management Fee");

      (2) A fee of one and one-fifth percent (1.20%) of the dollar amount of the Common Stock sold in the Offering, other than those shares sold pursuant to (3) below. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Institution or the Insiders.
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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      (3)   For stock sold by a group of NASD member firms (which will include
            Ryan, Beck & Co.) under a selected dealers' agreement or underwriting agreement (the "Selling Group"), a fee equal to one and one-fifth percent (1.20%), which fee along with the fee payable directly by the Institution to selected dealers shall not exceed five to six percent (5.00% - 6.00%) in the aggregate. Ryan, Beck will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Institution.

      Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Offering. As advance payments, the Institution will pay Ryan, Beck $50,000 upon execution of this letter and $100,000 upon commencement of the Offering, each of which will be offset against compensation due hereunder at Closing. If, pursuant to a resolicitation undertaken by the Institution, Ryan, Beck is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due.

      To the extent the Holding Company elects to employ broker-dealers to serve as "stand-by" underwriters then any "stand-by" fees associated therewith are to be paid separately by the Holding Company. Sales concessions paid to such firms are covered by paragraph 4 (a)(3) above.

b. If (i) the Plan is abandoned or terminated by the Institution; (ii) the Offering is not consummated by December 31, 1999; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since December 31, 1998; or (iv) immediately prior to commencement of the Offering, Ryan, Beck terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; Ryan, Beck shall not be entitled to the fees set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services a fee of $150,000.

5.    MARKET MAKING

Ryan, Beck agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering.
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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6.    DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution agrees to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Institution.

7.    EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the Reorganization and the Offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, temporary personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. Ryan, Beck will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. Ryan, Beck will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $125,000 without the approval of the Institution. Other out-of-pocket expenses will not exceed $50,000 without the approval of the Institution. The parties acknowledge, however, that such caps may be increased by the mutual consent of the Institution and Ryan, Beck in the event of any material delay in the Offering which would require an update of the financial information in tabular form contained in the Prospectus for a period later than that set forth in the original Prospectus filing. Not later than three days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.    BLUE SKY

To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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securities laws and NASD policies. Such work will be performed by the
Institution's counsel and the cost of such legal work and related filing fees will be paid by the Institution. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

9.    AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Institution, Ryan, Beck will make available for a period of 1 year following the completion of the Offering, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Institution elects to avail itself of the STARS program, Ryan, Beck will meet with the Institution at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

      Valuation Analysis
      Merger and Acquisition Planning and Analysis
      Merger and Acquisition Trends
      Planning, Forecasting & Competitive Strategy
      Capital, Asset & Liability Structure & Management
      Stock Repurchase Programs
      Dividend Policy
      Dividend Reinvestment Programs
      Market Development and Sponsorship of Bank Securities
      Financial Disclosure
      Financial Relations
      Financial Reports
      Branch Sales and Purchases
      Stock Benefit Plan Analysis and Advisory
      Stockholder & Investor Relations Presentations & Programs
      Fairness Opinions
      Scanning of Potential Acquisition Candidates
      Based on Published Statement Information
      (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of Ryan, Beck by the Institution for any specific merger/acquisition situation.)

If the Institution elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee and hourly charges for this program for the first year. The Institution also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. Ryan, Beck will not incur any single expense in excess of $2,000 pursuant to this paragraph without the prior approval of the Institution.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction.

10.   INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own bad faith, willful misconduct or gross negligence.

11.   CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to Ryan, Beck by the Institution, unless publicly available or otherwise available to Ryan, Beck without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by Ryan, Beck in confidence and will not be disclosed to anyone other than Ryan, Beck's agents without the Institution's prior approval or used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, Ryan, Beck shall promptly deliver to the Institution all materials specifically produced for it and will return to the Institution all Confidential Information provided to Ryan, Beck during the course of its engagement hereunder.

12.   NASD MATTERS

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Reorganization. The Institution agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Reorganization. Ryan, Beck is and will remain through
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
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completion of the Reorganization a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.   OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Reorganization, any legal obligations between Ryan, Beck and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of Ryan, Beck to enter into the Definitive Agreement shall be subject to there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.
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Mr. Ronald E. Hermance, Jr.
January 27, 1999
Page 10


Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $50,000. We look forward to working with you.

RYAN, BECK & CO., INC.


BY: /s/ Ben A. Plotkin
    -------------------------------------------------
    Ben A. Plotkin
    Chairman & Chief Executive Officer

Accepted and Agreed to This 28th Day of January, 1999

HUDSON CITY SAVINGS BANK


BY: /s/ Ronald E. Hermance, Jr.
    -------------------------------------------------
    Ronald E. Hermance, Jr.
    President & Chief Operating Officer